LOAN AND PLEDGE AGREEMENT



     AGREEMENT dated as of October 10, 1994, between CUSTODIAL TRUST COMPANY ("Bank"), a bank and trust company organized and existing under the laws of the State of New Jersey, and MAXXAM INC. ("Borrower"), a corporation organized and existing under the laws of the State of Delaware.

     WHEREAS, Borrower may seek to obtain, and Bank may be willing to make, loans in an aggregate principal amount of up to U.S. dollars $25,000,000 from time to time outstanding;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. DEFINITIONS. The following terms, unless the context otherwise requires, shall have the following meanings as used herein:

     (a) "Business Day" means any day on which banks in the States of New Jersey and New York are open for business.

     (b) "Business Hour" means any hour in a Business Day.

     (c) "Collateral" has the meaning given in Section 6(b) below.

     (d) "Event of Default" has the meaning given in Section 16 below.

     (e) "Excess Collateral" at any time means Pledged Securities having an Initial Loan Value equal to (i) the Initial Loan Value of all Pledged Securities at such time less (ii) the aggregate principal amount of all Loans (as defined in Section 2(a) below) then outstanding.

     (f) "Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing the payment of any Indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, or (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     (g) "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, but not including such obligations which consist of accounts payable and other current liabilities arising in the ordinary course of business,
(iv) all obligations of such Person to repurchase securities under repurchase agreements and all obligations of such Person issued or assumed as the deferred purchase price of property or services which under generally accepted accounting principles would be shown on a balance sheet of such Person as a liability, but not including such obligations which consist of (A) accounts payable and other current liabilities arising in the ordinary course of business and (B) compensation, pension and other obligations arising from employee compensation and benefit arrangements,


(v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guarantees by such Person of Indebtedness of others, and

(vii) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances.

     (h) "Initial Loan Value" means the collateral value assigned to the Collateral in accordance with Section 6(d) below.

     (i) "Kaiser" means Kaiser Aluminum Corporation, a corporation organized and existing under the laws of the State of Delaware.

     (j) "Kaiser Common" means the common stock of Kaiser.

     (k) "Kaiser Depositary Shares" means Kaiser's $0.65 Depositary Shares (representing ownership of one-tenth of a share of Kaiser's Series A Mandatory Conversion Premium Dividend Preferred Stock)

     (l) "Lien" means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or any assignment, hypothecation or other preferential arrangement of or with respect to such asset, and (ii) any purchase option, call or similar right of a third party with respect to such asset.

     (m) "Maintenance Loan Value" means the collateral value assigned to the Collateral in accordance with Section 6(d) below.

     (n) "Market Value" means the value assigned to the Collateral in accordance with Section 6(f) below.

     (o) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government or any agency, court or political division thereof, or any other entity.

     (p) "Pledge Accounts" means an account of Bank as pledgee of Borrower.

     (q) "Pledged Securities" means all shares of Kaiser Common, Kaiser Depositary Shares and other securities, which are in the Pledge Account and pledged by Borrower to Bank as provided in this Agreement, and any securities into which such securities are converted or for which they are exchanged.

     (r) "Prime Rate" means the prime rate as quoted in The Wall Street Journal (Eastern Edition) for the Business Day preceding the date on which the determination is made. If more than one prime rate is so quoted, the Prime Rate shall be the average of the prime rates so quoted.

     2. LOANS. (a) Subject to the terms and conditions of this Agreement, Bank may, in its sole and absolute discretion, make loans to Borrower (each, a "Loan", and, collectively, the "Loans") at such times and in such amounts as Borrower may request, which amounts may be borrowed, repaid and reborrowed, provided that the Loans shall not exceed $25,000,000 in aggregate principal amount at any one time outstanding.

     (b) Borrower shall request each Loan by notice to Bank, specifying (i) the date (which shall be a Business Day) for the making of such Loan, (ii) the Collateral for such Loan, and (iii) the principal amount of such Loan, which notice shall be received by Bank at least one Business Day prior to the date for the making of such Loan.

     3. TERMS OF REPAYMENT; WAIVERS. The principal amount of each Loan shall be repayable in full at any time upon demand by Bank to Borrower, whether or not an Event of Default has occurred and is then continuing. Borrower hereby waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled. Borrower may repay any Loan in its entirety or in part at any time, without premium and without notice of any kind but together with all accrued but unpaid interest thereon.

     4. INTEREST AND OTHER CHARGES. (a) Borrower shall pay Bank interest on the principal amount of each Loan from the date on which such Loan is made pursuant to Section 2 above until (but not including) the date such Loan is repaid to Bank in full, at a fluctuating rate per annum equal at all times to the Prime Rate in effect from time to time plus one percent (100 basis points), with each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Prime Rate. Such interest shall be payable monthly on the 10th day of each month (or, if the 10th day is not a Business Day, on the next succeeding Business Day) and upon repayment of such Loan in full.

     (b) Borrower shall pay Bank interest on any amount not paid by Borrower when due under this Agreement, from the date payment of such amount was due until the date such amount is paid, at a fluctuating rate per annum equal at all times to the Prime Rate in effect from time to time plus three percent (300 basis points), with each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Prime Rate. Such interest shall be payable on demand made by Bank from time to time.

     (c) Interest payable hereunder shall be calculated on the basis of a 360-day year and for the actual number of days elapsed.

     (d) In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines, in a final determination, that Bank has received interest and other charges hereunder in excess of such highest rate, Bank shall promptly refund such excess amount to Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

     5. PLACE AND MANNER OF PAYMENT. Borrower shall make all payments required to be made by it under this Agreement (whether of principal, interest or any other amount) prior to 11:00 A.M. New York time on the date such payment is due, at such address in the United States of America as Bank shall from time to time indicate to Borrower, in U.S. dollars and in immediately available funds.

     6. COLLATERAL SECURITY, PLEDGE AND LIMITATION ON COLLATERAL. (a) On or before the date of the making of any Loan, Borrower shall deliver to the Pledge Account shares of Kaiser Common and/or Kaiser Depositary Shares and/or other securities (which other securities shall be acceptable to Bank in its sole and absolute discretion), having on the date of the making of such Loan (i) an aggregate Initial Loan Value of no less than the principal amount of such Loan, or (ii) if there is Excess Collateral in the Pledge Account on such date, an aggregate Initial Loan Value of no less than the difference between (A) the principal amount of such Loan and (B) the Initial Loan Value of such Excess Collateral on such date.

     (b) To secure the due and punctual payment of all of the Loans, all accrued interest thereon and all other amounts from time to time payable by Borrower under this Agreement, and the performance by Borrower of all its obligations and covenants under this Agreement, Borrower hereby pledges, hypothecates, assigns, transfers and sets over to Bank, and grants to Bank a continuing security interest in and lien upon, (i) all securities at any time in the Pledge Account, (ii) all other property of Borrower now or at any time hereafter in Bank's actual possession including, but not limited to, all other securities, monies, claims and credit balances, and
(iii) all proceeds, products and profits derived from any of the foregoing (including proceeds of any insurance policies and all cash, securities, dividends and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing securities), and all books and records related to any of the foregoing (all of the foregoing Pledged Securities and other property, together with all other property in which Borrower may hereafter grant to Bank a lien and security interest, being herein collectively referred to as the "Collateral").

     (c) At all times while any Loan is outstanding, Borrower shall maintain Collateral with Bank consisting of Pledged Securities having an aggregate Maintenance Loan Value of not less than the aggregate principal amount of all Loans outstanding hereunder and all accrued interest thereon. Forthwith upon demand made to Borrower by Bank, Borrower shall, at its option, either (i) deliver and transfer to Bank such shares of Kaiser Common or such Kaiser Depositary Shares, or such other securities which are acceptable to Bank in its sole and absolute discretion, or (ii) repay so much of the aggregate principal amount of the Loans outstanding as, in either case, may be necessary for the aggregate Maintenance Loan Value of all Collateral consisting of Pledged Securities to be no less than the aggregate principal amount of all Loans outstanding hereunder and all accrued interest thereon.

     (d) The Initial Loan Value and the Maintenance Loan Value of any of the Pledged Securities or other item of Collateral are each an amount representing a percentage of the Market Value of such item of Collateral and shall be determined (i) in accordance with Schedule A hereto if the percentages required for such determination are set forth therein or (ii) from time to time by Bank in its sole and absolute discretion if such percentages are not set forth on such Schedule A.


     (e) Borrower represents and warrants to Bank that at no time shall the Collateral include more than 10% of the outstanding shares of Kaiser Common on a fully diluted basis assuming the conversion of (i) each Kaiser Depositary Share (representing ownership of one-tenth of a share of Kaiser's Series A Mandatory

Conversion Premium Dividend Preferred Stock) into one share of Kaiser Common and (ii) each share of Kaiser's 8.225% Preferred Redeemable Increased Dividend Equity Securities (PRIDES) into one share of Kaiser Common.

     (f) If and for so long as any Pledged Securities are listed on a national securities exchange in the United States of America, their Market Value shall be determined for all purposes by the last sales price for such Pledged Securities on any such exchange on the Business Day next preceding the date of determination or, if there was no sale on that Business Day, by the last sales price for such Pledged Securities on the next preceding Business Day on which there was a sale thereof on any such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by any such exchange. The Market Value of any other item of Collateral, and the Market Value of such Pledged Securities if they are no longer listed on any such exchange, shall be determined by Bank for all purposes (i) based upon the prices bid (on the Business Day next preceding the date of determination) by banks and broker/dealers which regularly quote prices on property of the same type as such item of Collateral or
(ii) if no such quotations are available for such Business Day, based upon such factors as Bank, in its sole and reasonable judgment, shall determine and communicate to Borrower. Market Value, in the case of interest bearing Collateral, shall include accrued interest to the date on which such Market Value is determined.

     (g) Borrower shall be entitled, subject to Section 6(i) below, to receive and retain any and all cash dividends and interest payable on any of the Collateral, but any and all stock dividends, liquidating dividends, distributions in property, returns of capital or other similar distributions made for any reason whatsoever on or in respect of any of the Collateral (and any cash or other property received upon the repayment, redemption, conversion or exchange of any of the Collateral) shall, if received by Borrower, be forthwith delivered by Borrower to Bank (in such form, and/or accompanied by such instruments of assignment or other documents, as Bank shall have specified to Borrower) to be held by Bank as part of the Collateral subject to the terms of this Agreement.

     (h) Subject to Section 6(i) below, Borrower shall be entitled to exercise, for any purpose not inconsistent with the terms of this Agreement, any and all voting and/or consensual rights relating or pertaining to the Collateral. In furtherance of such exercise, Bank shall deliver to Borrower all notices of meetings, proxies and proxy materials which it receives regarding Pledged Securities. Before delivering them to Borrower, Bank shall cause all such proxies relating to any such Pledged Securities which are not registered in the name of Borrower to be executed by the registered holder of such securities, without any indication of how such proxies are to be voted.

     (i) If an Event of Default occurs and for so long as it continues, Borrower shall cease to be entitled (i) to exercise any and all voting and/or consensual rights relating or pertaining to any of the Collateral, and (ii) to receive and retain any cash dividends and interest payable on any of the Collateral; and Bank shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and to receive and retain such dividends and interest. Any money or other property received by Bank, or paid over to it, pursuant to this Section 6(i), shall be retained by Bank as additional Collateral hereunder and applied in accordance with the provisions of this Agreement.

     (j) If the aggregate Initial Loan Value of the Collateral at any time exceeds the aggregate principal amount of all Loans then outstanding hereunder, Borrower may designate to Bank, in writing, Pledged Securities which have an aggregate Initial Loan Value no greater than such excess, and Bank, promptly upon such designation, shall deliver such designated Pledged Securities pursuant to such instructions as Borrower may have given to Bank, provided that, immediately after giving effect to such delivery, the aggregate Initial Loan Value of all remaining Collateral is not less than the aggregate principal amount of all such Loans.

     (k) Upon the payment in full of all the Loans and all accrued interest thereon, the security interest and lien granted in Section 6(b) above in and upon the Collateral shall terminate, and all of Bank's rights hereunder to the Collateral shall revert to Borrower. Upon such termination, Bank shall deliver and transfer the Collateral in the Pledge Account to Borrower, together with all instruments and documents evidencing the Collateral and such other documents as Borrower shall reasonably request to evidence such termination.

     7. PROTECTION OF SECURITY INTEREST. (a) Borrower shall, at its expense and from time to time, perform all steps reasonably requested by Bank at any time to perfect, maintain, protect and enforce Bank's security interest hereunder in the Collateral, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereto, in form and substance satisfactory to Bank, and (ii) obtaining such consents, providing such endorsements and executing and delivering such other documents as may be required for any sale, transfer or other disposition thereof by Bank in accordance with the provisions of this Agreement. A photocopy of this Agreement shall be sufficient as a financing statement. From time to time, Borrower shall, upon Bank's written request, promptly execute and deliver confirmatory written instruments pledging the Collateral to Bank, but any failure by Borrower to do so shall not affect or limit Bank's security interest or other rights in and to the Collateral. Until payment in full of all of the Loans and all accrued interest thereon, Bank's security interest in the Collateral shall continue in full force and effect.

     (b) Subject to the terms of this Agreement, Borrower hereby irrevocably appoints Bank its true and lawful attorney in its name, place and stead, and at its expense, in connection with the preservation and enforcement of Bank's rights and remedies under this Agreement if an Event of Default occurs and is continuing (i) to receive, endorse and collect all checks and other orders for the payment of money made payable


to Borrower representing any dividend, interest or other distribution payable or distributable in respect of any of the Collateral and to give full discharge for the same, (ii) to give all notices, obtain all consents, effectuate all registrations in Bank's name or that of a proposed purchaser or other transferee and make all transfers of all or any part of the Collateral which are necessary or appropriate in connection with any sale, transfer or other disposition thereof pursuant to this Agreement, (iii) to execute and deliver for value all necessary or appropriate assignments and other instruments in connection with any such sale, transfer or other disposition, and (iv) to execute and deliver all other documents, and do all other acts and things, which Bank reasonably deems appropriate in such connection. Borrower hereby ratifies and confirms all that Bank, as Borrower's attorney, may lawfully do hereunder and pursuant hereto, but, nevertheless, at Bank's request or that of the purchaser or other transferee in question, Borrower shall ratify and confirm any sale, transfer or other disposition of Collateral pursuant to this Agreement in such manner as Bank or such purchaser or other transferee may reasonably specify in such request.

     8. OTHER LIENS. Borrower represents and warrants to Bank that all Collateral consisting of Pledged Securities and other items of Collateral is, and Borrower covenants that it will continue to be, owned by Borrower free and clear of all Liens (except for Bank's lien and security interest hereunder and (i) Liens for taxes not delinquent or being contested in good faith and in appropriate proceedings, (ii) Liens in connection with workers' compensation, unemployment insurance, social security or similar obligations, and (iii) mechanics', workmen's, materialmen's, landlords', carriers' or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith).

     9. USE OF PROCEEDS. Borrower represents and warrants to Bank that each Loan is a commercial loan the proceeds of which will be used in the business of Borrower which is to invest in, acquire and operate businesses of various kinds, including the businesses described in Borrower's annual report on Securities and Exchange Commission Form 10-K for its fiscal year ended December 31, 1993.

     10. OTHER REPRESENTATIONS AND WARRANTIES. Borrower further represents and warrants to Bank that:

     (a) for purposes of Rule 144 under the Securities Act of 1933, Borrower has been the beneficial owner of the shares of Kaiser Common pledged (or to be pledged) to Bank under this Agreement at all times since September 28, 1991 or earlier;

     (b) on the date that Borrower pledges any Kaiser Depositary Share to Bank under this Agreement, Borrower shall have been, for purposes of Rule 144 under the Securities Act of 1933, the beneficial owner of such Kaiser Depositary Share at all times since a date which precedes the date of such pledge by three years or more;

     (c) Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is qualified to do business and is in good standing in all states in which qualification and good standing are necessary in order for it to conduct its business and own its property, except where the failure to so qualify


or to be in good standing could not reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower and its subsidiaries considered as one enterprise and (iii) has all requisite corporate power and authority to conduct its business, to own its property and to execute and deliver this Agreement and to perform its obligations hereunder;

     (d) it has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, and such authorization, delivery and performance do not (i) violate its corporate charter or by-laws or any material law, rule, regulation, order, judgment, injunction, decree, determination or award presently in effect and applicable to it, (ii) require any consent or result in a breach of or constitute a default under any material agreement, lease or instrument to which it is a party or by which it or any of its assets may be bound or affected, or (iii) result in or require the creation or imposition of any Lien (other than in favor of Bank pursuant to this Agreement) upon or with respect to any shares of Kaiser Common owned by Borrower, any Kaiser Depositary Shares owned by Borrower or any material portion of Borrower's other properties;

     (e) this Agreement has been duly and validly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, subject, as to enforceability of remedies (i) to bankruptcy, insolvency and other laws affecting creditors' rights generally, and (ii) to the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

     (f) as of the date hereof, no recording, order, authorization, consent, license, registration, approval, exemption, filing, notice or other similar action by or with any governmental body, governmental official or other regulatory authority (except such as have been obtained, made or given and copies of which have been delivered by Borrower to Bank) is or will be required to be obtained, made or given by Borrower in order to (i) ensure the legality, validity, binding effect or enforceability of this Agreement, (ii) permit the performance by Borrower of its obligations under this Agreement in accordance with the terms thereof, or
(iii) enable Bank to enforce its rights and remedies pursuant to the terms of this Agreement, including any sale, transfer or other disposition by Bank of all or any part of the Collateral, except such as may be required under the Securities Act of 1933, the regulations promulgated thereunder and State securities laws or by any national securities exchange;

     (g) Borrower is not in default with respect to any Indebtedness of Borrower in a principal amount greater than $500,000;

     (h) except as disclosed by it in reports filed under the Securities Exchange Act of 1934 or otherwise disclosed in writing by Borrower to Bank, there is no litigation or other proceeding pending or, to its knowledge, threatened against or affecting Borrower which could reasonably be expected to have a material adverse effect (i) on its financial condition, operations or business, or (ii) on any of the Collateral; and

     (i) the balance sheet of Borrower as of December 31, 1993, and the related income statement for the twelve-month period then ended and the balance sheet of Borrower as of June 30, 1994 and the related income statement for the three-month period then ended, copies of all of which have heretofore been delivered to Bank by Borrower, present fairly, in all material respects, the financial condition of Borrower as at the dates thereof and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; since June 30, 1994, there have been no material adverse changes in the assets or liabilities or financial condition of Borrower; and Borrower has not entered into any commitments or contracts, or incurred any other liabilities, which are not reflected in said balance sheets and could reasonably be expected to have a material adverse effect upon its financial condition, operations or business.

     11. REITERATION OF REPRESENTATIONS. The representations in Sections 8, 9 and 10 above shall be deemed to be repeated by Borrower each time a Loan is made.

     12. ARRANGING FEE AND EXPENSES. (a) Upon execution of this Agreement, Borrower shall pay Bank an arranging fee of $125,000 for the credit facility provided in this Agreement. Upon presentation of an invoice therefor, Borrower shall reimburse Bank for such reasonable out-of-pocket expenses (including reasonable fees and disbursements of legal counsel to Bank) as Bank may have incurred in the negotiation of this Agreement and the establishment of such credit facility.

     (b) If Bank refuses to make a first Loan under this Agreement upon (i) Borrower's request therefor in accordance with Section 2 above and (ii) the fulfillment, at the time of such request, of each of the conditions precedent set forth in Section 15 below, then Bank, promptly after such refusal, shall reimburse to Borrower the arranging fee of $125,000 paid pursuant to Section 12(a) above.

     13. REPORTING. (a) As soon as available, and in any event within 60 days after the close of each of the first three quarters of each calendar year, commencing with the quarter ending on September 30, 1994, Borrower shall deliver to Bank its balance sheet at the end of such quarter and its income statement for the portion of the calendar year ending on the last day of such quarter, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous calendar year, prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to year-end audit adjustments, and unless delivered to Bank as part of Borrower's quarterly report on Securities and Exchange Commission Form 10Q, certified by Borrower's chief financial or accounting officer.

     (b) As soon as available, and in any event within 105 days after the close of each calendar year, Borrower shall deliver to Bank its balance sheet as at the close of such calendar year and its income statement for such calendar year, all in reasonable detail and stating in comparative form the figures as at the close of and for the previous calendar year, audited by certified public accountants satisfactory to Bank and accompanied by a report thereon, satisfactory to Bank, issued by such accountants.

     14. OTHER COVENANTS. Borrower covenants with Bank that until the payment in full of all Loans and all accrued interest thereon, it shall:

     (a) maintain and preserve its existence and all rights, privileges, approvals and other authority adequate for the conduct of its business;

     (b) promptly notify Bank in writing of any violation by Borrower of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to it which would likely materially and adversely affect the Collateral or the financial condition, operations or business of Borrower and its subsidiaries considered as one enterprise;

     (c) notify Bank in writing within five (5) Business Days of any default by Borrower with respect to any of its Indebtedness in a principal amount of more than $1,000,000;

     (d) promptly notify Bank in writing of any change in the control of Borrower or the control of Kaiser;

     (e) deliver to Bank (i) promptly after the same are available copies of all financial statements and other reports and documents that Borrower distributes to its shareholders or otherwise makes publicly available, and
(ii) such other documents as Bank may from time to time reasonably request, including Statements of Purpose

(Federal Reserve Form U-l's) to Bank with regard to any Pledged Securities as may be required under Regulation U of the Board of Governors of the Federal Reserve System; and

     (f) not create, incur, assume or permit to exist any Lien on any shares of Kaiser Common or any other securities equivalent to such common stock, whether such shares or other securities are now owned or hereafter acquired by it, other than (i) Liens for taxes not delinquent or being contested in good faith and in appropriate proceedings; (ii) Liens in connection with workers' compensation, unemployment insurance, social security or similar obligations; (iii) mechanics', workmen's, materialmen's, landlords', carriers' or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith; (iv) Liens granted prior to the date of this Agreement to secure the 12-1/4% Senior Secured Discount Notes due 2003 and/or the 11-1/4% Senior Secured Notes due 2003 of MAXXAM Group Inc.; and (v) Liens in favor of Bank; provided, however, that Borrower may at any time, upon 24 Business Hours' prior notice to Bank, sell any shares of Kaiser Common (or any such other securities equivalent to such common stock) which are not pledged to Bank under this Agreement.

     15. CONDITION8 PRECEDENT. (a) The obligation of Bank to make any Loan which it has, in its sole and absolute discretion, agreed to make shall be subject to the fulfillment of each of the following conditions precedent:
(i) that on the date of the making of such Loan no event has occurred and is continuing which constitutes an Event of Default under this Agreement or which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default, (ii) that the representations and warranties of Borrower in Sections 6(e), 8, 9 and 10 above are correct and accurate in all material respects on the date of the making of such Loan as though made on such date, (iii) that Borrower has fulfilled, to the satisfaction of Bank, Borrower's obligation with respect to such Loan as set forth in Section 6(a) above, (iv) that after giving effect to the making of such Loan, the Collateral then held by Bank consists of (A) Collateral having an Initial Loan Value equal to the principal amount of such Loan and (B) other Collateral having a Maintenance Loan Value equal to or greater than the aggregate principal amount of all other Loans then outstanding and the accrued interest thereon, (v) that after giving effect to the making of such Loan and the pledge of Collateral therefor, the representation and warranty of Borrower in Section 6(e) above continues to be correct and accurate in all material respects, and (vi) that Bank has received from Borrower such documents as Bank may have reasonably requested.

     (b) The obligation of Bank to make the first Loan which it has, in its sole and absolute discretion, agreed to make shall be subject to the fulfillment of the condition precedent that on or prior to the date of the making of such Loan, Bank shall have received from Borrower (i) the arranging fee and reimbursement of out-of-pocket expenses provided for in
Section 12 above, (ii) a balance sheet and the related income statement for Borrower's most recent quarterly fiscal period for which such financials are available as well as audited financials for Borrower's most recent fiscal year for which such audited financials are available, and (iii) a Statement of Purpose (Federal Reserve Form U-l) duly completed and signed by Borrower and such other documents as Bank may have reasonably requested.

     16. EVENTS OF DEFAULT. It shall constitute an Event of Default hereunder (and upon the occurrence thereof the then outstanding principal amount of each Loan and all accrued but unpaid interest thereon shall become immediately due and payable, without demand, presentment or notice of any kind, all of which are hereby expressly waived) if at any time:

     (a) Borrower fails to pay in full the principal amount of any Loan within 96 Business Hours of demand therefor made by Bank in writing at the address for notices to Borrower specified in Section 22 below; or

     (b) Borrower fails to make or pay when due any interest payment, charge or other amount required to be made or paid by it under this Agreement; or

     (c) Borrower fails to deliver Collateral in accordance with Section 6(c) above upon demand therefor made by Bank in writing at the address for notices to Borrower specified in Section 22 below; or

     (d) Borrower fails to perform or observe in any material respect any other term, covenant or condition to be performed or observed by it under this Agreement; or

     (e) any representation or warranty made by Borrower in Sections 6(e), 8, 9 or 10 above proves to have been incorrect in any material respect on any of the dates as of which made or deemed to have been repeated; or

     (f) Borrower defaults in the payment when due, whether at stated maturity or when otherwise due (which shall include any applicable grace period), of any Indebtedness (other than Indebtedness under this Agreement) in a principal amount of more than $2,000,000, whether now or hereafter existing;

     (g) Borrower fails (within the applicable grace period, if any) to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing any Indebtedness (whether now or hereafter existing) in a principal amount of more than $2,000,000, or any event occurs or condition exists (and such event or condition is not remedied within the applicable grace period, if any), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness (with or without the giving of notice, lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

     (h) (i) Borrower as debtor commences a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seeks the appointment of a receiver, trustee, custodian or similar official for itself or any substantial part of its property, (ii) any such case or proceeding is commenced against it, or another seeks such an appointment, which (A) is consented to or not timely contested by it, (B) results in the entry of an order for relief, such an appointment, or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) it makes a general assignment for the benefit of creditors, or (iv) it admits in writing its inability to pay its debts as they become due; or

     (i) one or more judgments or orders for the payment of money in an aggregate amount in excess of $2,000,000 are rendered against Borrower and
(A) the same remain undischarged for a period of 30 or more consecutive days during which execution thereof is not effectively stayed upon appeal or otherwise or (B) any proceeding by a creditor to enforce the same is pending; or

     (j) any event or circumstance occurs which in the reasonable judgment of Bank materially impairs the creditworthiness of Borrower or its ability to perform its payment or other obligations under this Agreement.

     17. BANK'S RIGHTS AND REMEDIES. (a) If an Event of Default occurs and is then continuing, Bank shall have the right (but no earlier than 24 Business Hours after the occurrence thereof if such Event of Default is one referred to in Section 16(a) above, and no earlier than 120 Business Hours after the occurrence thereof if such Event of Default is any other) to exercise with respect to any or all of the Collateral consisting of Kaiser Common or Kaiser Depositary Shares any rights and remedies available to a secured creditor under applicable law and, in addition, (without being required to give any notice to Borrower except as may be required in Section 17(d) below) to sell any or all of such Collateral, publicly or privately, at a place of Bank's choosing, and (in such order as Bank in its discretion may determine) to apply the proceeds of such sale to the payment of the principal of, and accrued but unpaid interest on, the Loans and of any other amounts payable by Borrower under this Agreement.

     (b) If an Event of Default occurs and is then continuing, then, in addition to having the right to exercise with respect to any or all of the Collateral which does not consist of Kaiser Common or Kaiser Depositary Shares any rights and remedies available to a secured creditor under applicable law, Bank shall have the right (without being required to give any notice to Borrower except as may be required in Section 17(d) below) to sell any or all of such Collateral, publicly or privately, at a place of Bank's choosing, and (in such order as Bank in its discretion may determine) to apply the proceeds of such sale to the payment of the principal of, and accrued but unpaid interest on, the Loans and of any other amounts payable by Borrower under this Agreement.

     (c) If any Pledged Securities forming part of the Collateral are, in whole or in part, actually convertible into or exchangeable for other securities, then Bank shall have the right, in its discretion, instead of selling such Pledged Securities as provided in Section 17(a) or (b) above, to convert or exchange them pursuant to their terms, to apply any cash received by Bank in such conversion or exchange to the payment of the principal of, and accrued but unpaid interest on, the Loans and of any other amounts payable by Borrower under this Agreement, and to sell as provided in Section 17(a) or (b) above any securities it receives in such conversion or exchange.

     (d) The Pledged Securities at any time forming part of the Collateral are of a type customarily sold on recognized markets and no notification to Borrower of any public or private sale thereof by Bank is required, provided, however, that if any such notice is required by applicable law with respect to any such sale, then one Business Day's notice thereof shall be reasonable notification to Borrower.

     18. NO WAIVER. No failure by Bank to exercise any right, power or remedy under this Agreement, and no delay by Bank in exercising any such right, power or remedy, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise by Bank of any other right, power or remedy. The rights and remedies of Bank provided for in this Agreement are cumulative and not exclusive of any remedies provided at law or in equity.

     19. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties with respect to the Loans, and, except as provided in Section 4(d) above, no amendment, modification, termination or waiver of any provision hereof or consent to a departure here from by Borrower shall be effective unless the same is in writing and signed by both Bank and Borrower.

     20. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns, provided, however, that it may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment in violation of this provision shall be null and void.

     21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

     22. NOTICES. Unless otherwise specified, any notice or demand required hereunder shall be sent, delivered or transmitted to the recipient at the address (or, in the case of facsimile transmission, the telephone number) set forth after its name hereinbelow:

     If to Bank, at:

          Custodial Trust Company
          101 Carnegie Center
          Princeton, NJ 08540-6231
          Attention: Senior Vice President -
               Trust and Accounting
          Telephone: (609) 951-2310
          Facsimile: (609) 951-2317

     If to Borrower, at:

          MAXXAM Inc.
          5847 San Felipe, Ste 2600
          Houston, Texas 77057
          Attention: John T. La Duc
          Telephone: (713) 975-7600
          Facsimile: (713) 267-3710

     and

          Attention: Treasury Department
          Telephone: (713) 267-3642
          Facsimile: (713) 267-3704

to such other address or telephone number as each party may designate for itself by like notice. Communications shall include transmissions by or through teletype, facsimile, central processing unit connection, on-line terminal and magnetic tape.

     23. EXPENSES. Borrower shall pay or, at the election of Bank, shall reimburse Bank for paying, (a) all reasonable costs, fees and expenses (including reasonable attorneys' fees) incurred by Bank in connection with the enforcement of this Agreement and Bank's security interest in the Collateral, and (b) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any tax or other governmental authority in respect of this Agreement or any Loan.

     24. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement (and the validity, legality and enforceability of such provision in any other jurisdiction) shall not be affected or impaired thereby.

     25. MISCELLANEOUS. (a) All agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the making of any Loan.

     (b) Bank shall have the continuing and exclusive right to apply any and all payments to any portion of the Loans. All payments by Borrower to Bank pursuant to this Agreement shall be made without set-off, and none of such payments shall be subject to any counterclaim by Borrower. To the extent that Borrower makes a payment or Bank receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy, reorganization or insolvency law, common law or equitable cause, then, to such extent, the obligation hereunder of Borrower which was to have been satisfied by such payment or proceeds shall be revived and continue as if such payment or proceeds had not been received by Bank.

     (c) Bank shall maintain, and shall cause its officers, directors, employees and affiliates under its control to maintain, the confidentiality of all information provided by Borrower to Bank pursuant to this Agreement and which Borrower has identified to Bank (at the time that it is provided to Bank) as being non-public, except to the extent that such information
(i) becomes generally available to the public other than as a result of disclosure by

Bank, (ii) is required to be provided to regulatory authorities or Bank's auditors, (iii) is required to be provided pursuant to court process, provided that Bank shall promptly notify Borrower of such process so that Borrower may seek a protective order in connection therewith, or (iv) needs to be disclosed in connection with the exercise, preservation and enforcement of Bank's rights and remedies under this Agreement.

     (d) The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

     (e) This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.


                                      MAXXAM INC.
                                      By:  Paul N. Schwartz


                                      By:  PAUL N. SCHWARTZ
                                      Title: Senior Vice President
                                      Corporate Development

                                      CUSTODIAL TRUST COMPANY


                                      By: RONALD D. WALKER
                                      Authorized Officer

                                 SCHEDULE A



                                      Loan Value (as a
 Collateral Type                      % of Market Value)

                                        Initial    Maintenance

 Common Stock of Kaiser                 33-1/3%        50%
 Aluminum Corporation

 $0.65 Depositary Shares of             33-13%         50%
 Kaiser Aluminum Corporation